                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-63082

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                  Subject to Completion. Dated August 7, 2002.

          Prospectus Supplement to the Prospectus dated June 25, 2001.


                                $

[GOLDMAN SACHS LOGO]

                         THE GOLDMAN SACHS GROUP, INC.

                                % Notes due 2022

                              --------------------

     The Goldman Sachs Group, Inc. will pay interest on the notes on February 1, May 1, August 1 and November 1 of each year. The first such payment will be made on November 1, 2002. The notes will mature on August 1, 2022. Goldman Sachs may redeem the notes in whole or in part at any time and from time to time on or after August 1, 2006, in each case at a price equal to 100% of the principal amount redeemed plus accrued interest to the redemption date. We will also redeem the notes of any deceased beneficial owner at the option of the owner's representative, subject to some limitations.

                              --------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

                                                              Per Note    Total
                                                              --------    -----
Initial public offering price...............................          %   $
Underwriting discount.......................................          %   $
Proceeds, before expenses, to Goldman Sachs.................          %   $

     The initial public offering price set forth above does not include accrued
interest, if any. Interest on the notes will accrue from August   , 2002 and
must be paid by the purchaser if the notes are delivered after August   , 2002.

                              --------------------

     The underwriters expect to deliver the book-entry interests in the notes on
August   , 2002 through the facilities of The Depository Trust Company against payment in immediately available funds.

     Goldman Sachs may use this prospectus in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus in a market-making transaction in the notes after their initial sale and unless they inform the purchaser otherwise in the confirmation of sale, this prospectus is being used by them in a market-making transaction.

GOLDMAN, SACHS & CO.                                 EDWARD D. JONES & CO., L.P.
                              --------------------

                  Prospectus Supplement dated August   , 2002.

                               TABLE OF CONTENTS

                                                              Page
                                                              ----
                      Prospectus Supplement
Goldman Sachs...............................................   S-2
Use of Proceeds.............................................   S-2
Ratio of Earnings to Fixed Charges..........................   S-2
Specific Terms of the Notes.................................   S-3
Employee Retirement Income Security Act.....................   S-8
Underwriting................................................   S-9
Validity of the Notes.......................................  S-10
Experts.....................................................  S-10
Appendix A -- Form of Redemption Request....................  S-12

                            Prospectus
Available Information.......................................     2
Prospectus Summary..........................................     4
Ratio of Earnings to Fixed Charges..........................     7
Description of Debt Securities We May Offer.................     8
Description of Warrants We May Offer........................    31
Description of Purchase Contracts We May Offer..............    49
Descriptions of Units We May Offer..........................    54
Description of Preferred Stock We May Offer.................    60
Description of Capital Stock................................    67
Legal Ownership and Book-Entry Issuance.....................    73
Considerations Relating to Securities Issued in Bearer
  Form......................................................    79
Considerations Relating to Indexed Securities...............    83
Considerations Relating to Securities Denominated or Payable
  in or Linked to a Non-U.S. Dollar Currency................    86
United States Taxation......................................    89
Plan of Distribution........................................   109
Employee Retirement Income Security Act.....................   111
Validity of the Securities..................................   112
Experts.....................................................   112
Cautionary Statement Pursuant to the Private Securities
  Litigation Reform Act of 1995.............................   113

                                 GOLDMAN SACHS

     Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, we are one of the oldest and largest investment banking firms. Our headquarters are located at 85 Broad Street, New York, New York 10004, telephone (212) 902-1000, and we maintain offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.

                                USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the notes to provide additional funds for our operations and for other general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)

THREE MONTHS ENDED  SIX MONTHS ENDED      YEAR ENDED
   MAY 31, 2002       MAY 31, 2002     NOVEMBER 30, 2001
------------------  ----------------   -----------------
      1.37x                1.38x              1.24x

     For purposes of computing the ratio of earnings to fixed charges, "earnings" represent pre-tax earnings plus fixed charges and "fixed charges" represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense.

     See "Ratio of Earnings to Fixed Charges" in the accompanying prospectus for the ratio of earnings to fixed charges for the years ended November 29, 1996 through November 24, 2000.

                          SPECIFIC TERMS OF THE NOTES

Please note that in this section entitled "Specific Terms of the Notes", references to "The Goldman Sachs Group, Inc.", "Goldman Sachs", "we", "our" and "us" mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, in this section, references to "holders" mean The Depository Trust Company or its nominee and not indirect owners who own beneficial interests in notes through participants in The Depository Trust Company. Please review the special considerations that apply to indirect owners in the attached prospectus, under "Legal Ownership and Book-Entry Issuance".

     The notes will be a series of senior debt securities issued under our senior debt indenture. This prospectus supplement summarizes specific financial and other terms that will apply to the notes; terms that apply generally to all of our debt securities are described in "Description of Debt Securities We May Offer" in the attached prospectus. The terms described here supplement those described in the attached prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

                               TERMS OF THE NOTES

     The specific terms of the notes we are offering will be as follows:

     - TITLE OF THE NOTES:       % Notes due 2022

     - ISSUER OF THE NOTES:  The Goldman Sachs Group, Inc.

     - TOTAL PRINCIPAL AMOUNT BEING ISSUED:  $

     - DUE DATE FOR PRINCIPAL:  August 1, 2022

     - INTEREST RATE:       % annually

     - DATE INTEREST STARTS ACCRUING:  August   , 2002

     - DUE DATES FOR INTEREST:  every February 1, May 1, August 1 and November 1

     - FIRST DUE DATE FOR INTEREST:  November 1, 2002

     - REGULAR RECORD DATES FOR INTEREST: every January 15, April 15, July 15 and October 15

     - REDEMPTION: We may redeem the notes at our option in whole or in part at any time and from time to time on or after August 1, 2006, in each case at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to the redemption date. We also will redeem the notes, subject to some limitations as described below under "-- Redemption Upon Death of a Beneficial Owner", at the option of the representative of any deceased beneficial owner of the notes at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to the redemption date.

                             ADDITIONAL INFORMATION
                                ABOUT THE NOTES

BOOK-ENTRY NOTES

     We will issue the notes only in book-entry form -- i.e., as global notes registered in the name of The Depository Trust Company, New York, New York, or its nominee. The sale of the notes will settle in immediately available funds through DTC. You will not be permitted to withdraw the notes from DTC except in the limited situations described in the attached prospectus under "Legal Ownership and Book-Entry Issuance -- What Is a Global Security? -- Holder's Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated".

                          WHEN WE CAN REDEEM THE NOTES

     We will be permitted to redeem the notes at our option before their stated maturity, as described below. The notes will not be entitled to the benefit of any sinking fund -- that is, we will not deposit money on a regular basis into any separate custodial account to repay your note. In addition, you will not be entitled to require us to buy your note from you before its stated maturity except as described below under "-- Redemption Upon Death of a Beneficial Owner".

     We will have the right to redeem the notes, in whole or in part, at any
time and from time to time on or after August   , 2006, in each case at a
redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the redemption date. We will provide not less than 30 nor more than 60 days' notice in the manner described under "Description of Debt Securities We May Offer -- Notices" in the attached prospectus. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the notes or portions of notes called for redemption. If any redemption date is not a business day, we will pay the redemption price on the next business day without any interest or other payment due to the delay.

     We or our affiliates may purchase notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Goldman, Sachs & Co. and Edward D. Jones & Co., L.P. have advised us that they currently expect to make a market in the notes by purchasing and reselling notes from time to time. Notes that we or our affiliates purchase may, at our or their discretion, be held, resold or cancelled.

                  REDEMPTION UPON DEATH OF A BENEFICIAL OWNER

     Unless the notes have been declared due and payable before their stated maturity by reason of an event of default under the indenture, as more fully described in the accompanying prospectus under "Description of Debt Securities We May Offer -- Default, Remedies and Waiver of Default", or have been previously redeemed or otherwise repaid, the personal representative or other person authorized to represent a deceased beneficial owner of notes has the right to request redemption before the stated maturity of all or part of the deceased beneficial owner's interest in the notes, and we will be obligated to redeem that portion of the notes. By "personal representative or other person authorized to represent a deceased beneficial owner of notes", we mean a person who has the right to sell, transfer or otherwise dispose of an interest in a note and the right to receive the proceeds from the note, as well as the interest and principal payable to the holder of the note. However, during the period from the original issue date of the notes through and including August
  , 2003, which we refer to as the "initial period", and during any twelve month
period that ends on and includes each subsequent August   , each of which we
refer to as a "subsequent period", we will not be obligated to redeem:

     - on behalf of a deceased beneficial owner, any interest or interests in the notes that in the aggregate exceed $25,000 principal amount, or

     - interests in the notes exceeding in aggregate principal amount two percent of the aggregate principal amount of the notes offered by this prospectus supplement for all representatives requesting redemption upon the death of beneficial owners, which we call the "two percent aggregate limitation".

     We may, at our option, redeem interests of any deceased beneficial owner in the notes in the initial period or any subsequent period in excess of the $25,000 limitation. Any optional redemption by us of this kind, to the extent it exceeds the $25,000 limitation for any deceased beneficial owner, will not be included in the computation of the two percent aggregate limitation for redemption of the notes for the initial period or any subsequent period. We may also, at our option, redeem interests of deceased beneficial owners in the notes in the initial period or any subsequent period in an aggregate principal amount exceeding the two percent aggregate limitation. Any optional redemption by us of this kind, to the extent it exceeds the two percent aggregate limitation, will not reduce the aggregate limitation for the initial or any subsequent period. Upon any determination by us to redeem notes in excess of the $25,000 limitation or the two percent aggregate limitation, notes will be redeemed in the order of receipt of redemption requests by the trustee.

     A representative of a deceased beneficial owner may initiate a request for redemption at any time and in any principal amount, as long as the principal amount is in integral multiples of $1,000. The representative must deliver its request to the participant through which the deceased beneficial owner owned an interest in the notes. By "participant", we mean an institution that has an account with the depositary for the notes, which in this case initially will be The Depository Trust Company. The request for redemption must be in form satisfactory to the participant and must be accompanied by evidence of the death of the beneficial owner, evidence of the authority of the representative satisfactory to the participant, any waivers, notices or certificates that may be required under applicable state or federal law and any other evidence of the right to the redemption that the participant requires. The request must specify the principal amount of the interest in the notes to be redeemed, which amount must be in integral multiples of $1,000. Subject to the rules and arrangements applicable to the depositary, the participant will then need to deliver to the depositary a request for redemption substantially in the form attached as Appendix A to this prospectus supplement. On receipt of a redemption request, the depositary will need to forward the request to the trustee. The trustee is required to maintain records with respect to redemption requests received by it, including the date of receipt, the name of the participant filing the redemption request and the status of each redemption request with respect to the $25,000 limitation and the two percent aggregate limitation. The trustee will promptly file with us each redemption request it receives, together with the information regarding the eligibility of the redemption request with respect to the $25,000 limitation and the two percent aggregate limitation. We, the depositary and the trustee:

     - may conclusively assume, without independent investigation, that the statements contained in each redemption request are true and correct; and

     - will have no responsibility:

       - for reviewing any documents submitted to the participant by the representative or for determining whether the applicable decedent is in fact the beneficial owner of the interest in the notes to be redeemed or is in fact deceased; and

       - for determining whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner.

     In addition, we have no responsibility for the actions of the depositary or any participant, or any other financial institution through which any interest in the notes may be held, with regard to redemption requests, including any failure to make, or any delay in making, such a request on the part of the depositary, any participant or any such other institution. Any representative wishing to request a redemption of notes will need to contact the relevant participant through which the representative's interests in the notes are held or, if those interests are held through a participant indirectly through an account at another financial institution, instruct that institution to contact the participant to make the necessary arrangements to ensure that the request is made in a proper and timely manner.

     Subject to the $25,000 limitation and the two percent aggregate limitation, we will, after the death of any beneficial owner, redeem the interest of the beneficial owner in the notes within 60 days following our receipt of a redemption request from the trustee. If redemption requests exceed the aggregate principal amount of interests in notes required to be redeemed during the initial period or during any subsequent period, then excess redemption requests will be applied, in the order received by the trustee, to successive subsequent periods, regardless of the number of subsequent periods required to redeem the interests. We may at any time notify the trustee that we will redeem, on a date not less than 30 nor more than 60 days after the date of the notice, all or any lesser amount of notes for which redemption requests have been received but that are not then eligible for redemption by reason of the $25,000 limitation or the two percent aggregate limitation. If we do so, notes will be redeemed in the order of receipt of redemption requests by the trustee.

     We will pay 100% of the principal amount plus any unpaid interest accrued to (but excluding) the redemption date for the notes we redeem in accordance with a redemption request of a representative of a deceased beneficial owner. Subject to arrangements with the depositary, payment for interests in the notes to be redeemed will be made to the depositary in the aggregate principal amount specified in the redemption requests submitted to the trustee by the depositary that are to be fulfilled in connection with the payment upon presentation of the notes to the trustee for redemption. The principal amount of any notes acquired or redeemed by us other than by redemption at the option of any representative of a deceased beneficial owner under the procedures described in this section of the prospectus supplement will not be included in the computation of either the $25,000 limitation or the two percent aggregate limitation for the initial period or for any subsequent period.

     An interest in a note held in tenancy by the entirety, by joint tenancy or by tenants in common will be deemed to be held by a single beneficial owner, and the death of a tenant by the entirety, joint tenant or tenant in common will be deemed the death of a beneficial owner. The death of a person who, immediately prior to his or her death, was entitled to substantially all of the rights of a beneficial owner of an interest in the notes will be deemed the death of the beneficial owner, regardless of the recordation of the interest on the records of the participant, if the decedent's rights are established to the satisfaction of the participant. Rights of this kind will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh H.R. 10 plans maintained solely by or for the decedent or by or for the decedent and any spouse, and trust and certain other arrangements where one person has substantially all of the rights of a beneficial owner during that person's lifetime.

     If a redemption request is presented on behalf of a deceased beneficial owner and has not been fulfilled at the time we give notice of our election to redeem the notes, the notes that are the subject of the pending redemption request will be redeemed before any other notes.

     Any redemption request may be withdrawn by the person(s) presenting the request upon delivery of a written request for withdrawal given by the participant on behalf of the person(s) to the depositary and by the depositary to the trustee not less than 30 days before the redemption payment.

     During any time in which the notes are not represented by a global security and are issued in definitive form:

     - all references in this section of the prospectus supplement to participants and the depositary, including the depositary's governing rules, regulations and procedures, will be deemed deleted;

     - all determinations that the participants are required to make as described in this section will be made by us, including, without limitation, determining whether the applicable decedent is in fact the beneficial owner of the interest in the notes to be redeemed or is in fact deceased and whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner; and

     - all redemption requests, to be effective, must

       - be delivered by the representative to the trustee, with a copy to us;

       - if required by the trustee and us, be in the form of the attached redemption request, with appropriate changes mutually agreed to by the trustee and us to reflect the fact that the redemption request is being executed by a representative, including provision for signature guarantees; and

       - be accompanied by the note that is the subject of the redemption request or, if applicable, a properly executed assignment or endorsement, in addition to all documents that are otherwise required to accompany a redemption request. If the record interest in the note is held by a nominee of the deceased beneficial owner, a certificate or letter from the nominee attesting to the deceased's ownership of a beneficial interest in the note must also be delivered.

                    EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

     The Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA", and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are "parties in interest" (within the meaning of ERISA) or "disqualified persons" (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a "prohibited transaction".

     The Goldman Sachs Group, Inc. and certain of its affiliates may each be considered a "party in interest" or a "disqualified person" with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue
Code), which we call "Plans", and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a "party in interest" or a "disqualified person", unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a "qualified professional asset manager" or an "in-house asset manager", for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, or exercising any rights related thereto, to represent that such purchase, holding and exercise will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation).

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

                                  UNDERWRITING

     The Goldman Sachs Group, Inc. and the underwriters for this offering named below have entered into a pricing agreement and an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

                                                                Principal Amount
                        Underwriters                                of Notes
                        ------------                            ----------------
Goldman, Sachs & Co.........................................      $
Edward D. Jones & Co., L.P..................................
                                                                  ------------
          Total.............................................      $
                                                                  ============

     The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

     Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any notes sold by the underwriters to securities dealers may be sold at a discount
from the initial public offering price of up to      % of the principal amount
of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the
initial public offering price of up to      % of the principal amount of the
notes. If all the notes are not sold at the initial public offering price, the underwriters may change the initial public offering price and the other selling terms.

     The notes are a new issue of securities with no established trading market. The Goldman Sachs Group, Inc. has been advised by Goldman, Sachs & Co. and Edward D. Jones & Co., L.P. that Goldman, Sachs & Co. and Edward D. Jones & Co., L.P. intend to make a market in the notes. Affiliates of The Goldman Sachs Group, Inc. other than Goldman, Sachs & Co. may also do so. Neither Goldman, Sachs & Co., Edward D. Jones & Co., L.P. nor any affiliate of The Goldman Sachs Group, Inc. other than Goldman, Sachs & Co., however, is obligated to do so and any of them may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

     Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the issue date of the notes, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

     Please note that the information about the original issue date, original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased a note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

     None of the named underwriters is permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.

     The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, whether paid to Goldman, Sachs & Co. or any other underwriter, will be approximately
$          .

     The Goldman Sachs Group, Inc. has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     The underwriters and their affiliates have in the past provided, and may in the future from time to time provide, financial advisory and other services to The Goldman Sachs Group, Inc. and its affiliates, for which they have in the past received, and may in the future receive, customary fees. Without limiting the foregoing, Edward D. Jones & Co., L.P. maintains a commercial relationship with affiliates of The Goldman Sachs Group, Inc., including as a marketer of investment management products offered by these affiliates, for which Edward D. Jones & Co., L.P. receives commercially based compensation.

                             VALIDITY OF THE NOTES

     The validity of the notes will be passed upon for The Goldman Sachs Group, Inc. by one of its General Counsel or Associate General Counsel, and for the underwriters by Sullivan & Cromwell, New York, New York. As of the date of this prospectus supplement, each of the General Counsel and Associate General Counsel owns less than one percent of the common stock, and participates in employee benefit plans, of The Goldman Sachs Group, Inc. Sullivan & Cromwell has in the past represented and continues to represent Goldman Sachs on a regular basis and in a variety of matters, including offerings of our common stock and debt securities. Sullivan & Cromwell also performed services for The Goldman Sachs Group, Inc. in connection with the offering of the securities described in this prospectus supplement.

                                    EXPERTS

     The financial statements of Goldman Sachs as of November 30, 2001 and November 24, 2000 and for each of the three years in the period ended November 30, 2001 incorporated by reference in this prospectus supplement and the financial statement schedule incorporated by reference in this prospectus supplement have been included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The historical income statement, balance sheet and common share data set forth in "Selected Consolidated Financial Data" for each of the five fiscal years in the period ended November 30, 2001 incorporated by reference in this prospectus supplement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     With respect to the unaudited condensed consolidated financial statements of Goldman Sachs as of and for the three months ended February 22, 2002 and for the three months ended February 23, 2001 incorporated by reference in this prospectus supplement and the unaudited condensed consolidated financial statements of Goldman Sachs as of and for the three and six months ended May 31, 2002 and for the three and six months ended May 25, 2001 incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 2, 2002 and July 9, 2002 incorporated by reference herein state that they did not audit and they do not express an opinion on the unaudited condensed consolidated financial statements. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated financial statements because these reports are not "reports" or a "part" of the registration statements prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

                    APPENDIX A -- FORM OF REDEMPTION REQUEST

                         THE GOLDMAN SACHS GROUP, INC.

                            $      % Notes due 2022

                                   CUSIP NO.

     The undersigned,                     (the "Participant"), does hereby
certify, pursuant to the provisions of the Indenture dated as of May 19, 1999, as amended, modified or supplemented from time to time (the "Indenture"), between The Goldman Sachs Group, Inc. (the "Issuer") and The Bank of New York, as trustee (the "Trustee"), to The Depository Trust Company (the "Depositary"), to the Issuer and to the Trustee that:

          1.  [Name of deceased Beneficial Owner] is deceased.

          2. [Name of deceased Beneficial Owner] had a $ interest in the above-referenced notes.

          3. [Name of Representative] is [Beneficial Owner's personal representative/other person authorized to represent the estate of the Beneficial Owner/surviving joint tenant/surviving tenant by the entirety/trustee of a trust] of [Name of deceased Beneficial Owner] and has delivered to the undersigned a request for redemption in form satisfactory
     to the undersigned, requesting that $          principal amount of said
     notes be redeemed in accordance with the Indenture. The documents accompanying such request, all of which are in proper form, are in all respects satisfactory to the undersigned and [Name of Representative] is entitled to have the notes to which this redemption request relates redeemed.

          4. The Participant holds the interest in the notes with respect to which this redemption request is being made on behalf of [Name of deceased Beneficial Owner].

          5. The Participant hereby certifies that it will indemnify and hold harmless the Depositary, the Trustee and the Issuer (including their respective officers, directors, agents, attorneys and employees), against all damages, loss, cost, expense (including reasonable attorneys' and accountants' fees), obligations, claims or liability incurred by the indemnified party or parties as a result of or in connection with the redemption of notes to which this redemption request relates. The Participant will, at the request of the Issuer, forward to the Issuer a copy of the documents submitted by [name of Representative] in support of the request for redemption.

     IN WITNESS WHEREOF, the undersigned has executed this redemption request as
of                , 20  .

                                          [PARTICIPANT NAME]

                                          By:
                                          --------------------------------------
                                             Name:
                                             Title:

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  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
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                               TABLE OF CONTENTS


                                        Page
                                        ----
            Prospectus Supplement
Goldman Sachs.........................   S-2
Use of Proceeds.......................   S-2
Ratio of Earnings to Fixed Charges....   S-2
Specific Terms of the Notes...........   S-3
Employee Retirement Income Security
  Act.................................   S-8
Underwriting..........................   S-9
Validity of the Notes.................  S-10
Experts...............................  S-10
Appendix A -- Form of Redemption
  Request.............................  S-12

                 Prospectus
Available Information.................     2
Prospectus Summary....................     4
Ratio of Earnings to Fixed Charges....     7
Description of Debt Securities We May
  Offer...............................     8
Description of Warrants We May Offer...   31
Description of Purchase Contracts We
  May Offer...........................    49
Descriptions of Units We May Offer....    54
Description of Preferred Stock We May
  Offer...............................    60
Description of Capital Stock..........    67
Legal Ownership and Book-Entry
  Issuance............................    73
Considerations Relating to Securities
  Issued in Bearer Form...............    79
Considerations Relating to Indexed
  Securities..........................    83
Considerations Relating to Securities
  Denominated or Payable in or Linked
  to a Non-U.S. Dollar Currency.......    86
United States Taxation................    89
Plan of Distribution..................   109
Employee Retirement Income Security
  Act.................................   111
Validity of the Securities............   112
Experts...............................   112
Cautionary Statement Pursuant to the
  Private Securities Litigation Reform
  Act of 1995.........................   113

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                             $

                               THE GOLDMAN SACHS
                                  GROUP, INC.

                                   % Notes due 2022

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                              [GOLDMAN SACHS LOGO]

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                              GOLDMAN, SACHS & CO.
                          EDWARD D. JONES & CO., L.P.

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